EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD TRUST ANNOUNCES SALE OF PARKING LOT ADJACENT TO HILTON ST. PETERSBURG FOR $17.5 MILLION

DALLAS, October 15, 2019 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) today announced the sale of a 1.65-acre (72,068 square foot) parking lot adjacent to its Hilton St. Petersburg Bayfront Hotel in St. Petersburg, Florida for total consideration of $17.5 million to be paid over time. The lot was sold to a Florida-based company and will be developed into a 35-story condominium tower and parking garage. As part of the agreement, following project completion, the Company will have ownership rights to 205 covered parking spaces in the new parking garage for use by Hilton St. Petersburg Bayfront guests. The first payment tranche resulted in approximately $8.0 million of debt paydown.
“We continue to pursue transactions that we believe will enhance returns for our shareholders,” said Douglas A. Kessler, Ashford Trust’s President and Chief Executive Officer. “This development simultaneously maximizes the sales proceeds of the land parcel and improves the parking facilities of the hotel. With this strategic sale and the associated debt paydown, we are able to lower our leverage while continuing to highlight the value within our portfolio.”
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, among others, statements about the Company’s strategy and future plans. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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